Exhibit 10.1
Summary Sheet of Executive Cash Compensation
 and Award Targets Under the Annual Incentive Plan

The following table sets forth the current base salaries provided for the Company’s CEO, CFO and four most highly compensated executive officers.  Salary increases are determined annually in March.

Executive Officers	Current Salary

Angelo Brisimitzakis	$600,000
Rodney Underdown	$303,209
Ronald Bryan	$250,667
Gerald Bucan	$255,000
Keith Clark	$300,000
David Goadby	$ 364,470 or £183,723

Executive officers are also eligible to receive a bonus each year under the Company’s Annual Incentive Plan (filed as Exhibit 10.2).  The target percentages (based on percentage of salary ) under this plan for the Company’s CEO, CFO and four most highly compensated executive officers are as shown in the following table.

Executive Officers	Target Percentage

Angelo Brisimitzakis	80%
Rodney Underdown	50%
Ronald Bryan	50%
Gerald Bucan	50%
Keith Clark	50%
David Goadby	45%